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                                                                   EXHIBIT 5


                                                              May 10, 1996

Board of Directors
Revlon, Inc.
625 Madison Avenue
New York, New York 10022

Dear Sirs:

                  I am Senior Vice President and General Counsel of Revlon, Inc., a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 5,000,000 additional shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), to be issued pursuant to or reserved for issuance under the Revlon, Inc. 1996 Stock Plan (the "Stock Plan").

                  This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulations S-K under the Securities Act.

                  In connection with this opinion, I have examined and am familiar with originals or copies certified or otherwise identified to my satisfaction, of (i) the Stock Plan; (ii) the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, in each case as amended to the date hereof; (iii) certain resolutions of the Board of Directors of the Company relating to the adoption of the Stock Plan and the issuance of the Class A Common Stock; (iv) the resolution by the shareholder of the Company approving the Stock Plan; (v) a specimen certificate evidencing the Class A Common Stock; and (vi) such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

                  In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.






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                  I am admitted to the Bar in the state of New York and I do not express any opinion as to the laws of any other jurisdiction.

                  Upon the basis of and subject to the foregoing, I am of the opinion that the Company has the full power and authority under the General Corporation Law of the State of Delaware, and under its Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, as amended, to issue the Class A Common Stock reserved for issuance under the Stock Plan, and that such shares of Class A Common Stock are validly authorized shares of Class A Common Stock, and when issued and paid for, will be legally issued, fully paid and nonassessable.

                  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in Item 5, Interests of Named Experts and Counsel, of the Registration Statement.


                                                     Very truly yours,


                                                     /s/ Wade H. Nichols III
                                                     -------------------------
                                                     Wade H. Nichols III
                                                     Senior Vice President and
                                                        General Counsel